                                                                                                    Exhibit 11A
                        GATX CORPORATION AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                          AND COMMON STOCK EQUIVALENTS

                      In Millions, Except Per Share Amounts

                                                         Three Months Ended  Nine Months Ended
                                                            September 30       September 30
                                                          ----------------  ---------------
                                                            1996    1995     1996     1995
                                                          -------  -------  -------  ------
Average number of shares of
     Common Stock outstanding ..........................      20.2    20.1    20.2    20.0

Shares issuable upon assumed exercise of stock options,
    reduced by the number of shares which could have
    been purchased with the proceeds from exercise of
    such options ......................................        .3      .4      .3      .3
                                                             -----   -----   -----   -----

Total shares ..........................................      20.5    20.5    20.5    20.3
                                                             =====   =====   =====   =====



Net income ............................................     $33.4   $26.5   $83.8   $82.1

Deduct - Dividends paid and accrued on
    Preferred Stock ...................................       3.3     3.3     9.9     9.9
                                                             -----   -----   -----   -----

Net income, as adjusted ...............................     $30.1   $23.2   $73.9   $72.2
                                                             =====   =====   =====   =====

Net income per share ..................................     $1.47   $1.13   $3.61   $3.55
                                                             =====   =====   =====   =====

















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